Exhibit 99.1

Hana Biosciences Announces $12.4 Million Private Placement

•	Financing led by OrbiMed Advisors LLC, Perceptive Life Sciences Master Fund Ltd., Quogue Capital LLC and Deerfield Management
•	Proceeds to be used to advance Hana’s lead clinical compound Marqibo®

SOUTH SAN FRANCISCO, Calif., October 8, 2009– Hana Biosciences (OTC BB: HNAB.OB) today announced that it has entered into a definitive agreement with institutional and other accredited investors to sell, in a private placement, units consisting of shares of its common stock and warrants, which will result in total gross cash proceeds of approximately $12.4 million.  Subject to certain customary closing conditions, the closing of the private placement is expected to occur on or before October 9, 2009.  Piper Jaffray & Co. served as exclusive placement agent for the transaction.

The investor group is led by a select group of new, experienced life sciences investors, including OrbiMed Advisors LLC and Perceptive Life Sciences Master Fund Ltd., as well as a number of the Company's existing institutional investors, including Quogue Capital LLC, and Deerfield Management.  Net proceeds of the offering will be used to support completion of the pivotal Phase 2 clinical trial (rALLy) of Marqibo in adult patients with Philadelphia chromosome negative acute lymphoblastic leukemia (ALL) and lymphoblastic lymphoma in second relapse or who failed two prior lines of treatment.  The proceeds will also support Hana’s planned regulatory activities related to Marqibo including New Drug Application preparation and submission.

In June 2009, during the 44th Annual American Society of Clinical Oncology Meeting, Hana announced encouraging preliminary complete remission, response duration, and overall survival data, as well as a predictable safety profile with no unexpected toxicity from the ongoing pivotal rALLy clinical trial.  Hana will present efficacy and safety data on the 56 subject target evaluable study population at the 51st American Society of Hematology Annual Meeting and Exposition in December 2009.

“We are pleased with the support Hana has received from the highly respected institutional investors who participated in this financing, as it reflects their belief in Marqibo, the benefit this product may have for patients suffering from ALL, and Hana’s ability to execute as planned," said Steven R. Deitcher, M.D., President and Chief Executive Officer of Hana Biosciences.

Pursuant to the definitive agreement, upon the closing the Company will sell a total of approximately 41.7 million units of its securities for gross cash proceeds of approximately $12.4 million.  Each unit will consist of (A) one share of common stock, or at each investor’s election, a 7-year warrant to purchase one share of common stock at an exercise price of $0.01 per share (Penny Warrants), and (B) a 7-year warrant to purchase one-tenth of the total shares purchased by the investor, including the shares underlying the Penny Warrants.  The purchase price per unit is $0.30, except that to the extent the units include Penny Warrants, the purchase price per unit will be $0.29.  In addition to the 41.7 million units sold for cash, the definitive agreement also provides that the Company will issue approximately 12.9 million units to affiliates of Deerfield Management in satisfaction of the Company’s obligation to pay Deerfield approximately $3.9 million to redeem certain warrants previously issued in connection with the Company’s existing loan facility.  As the Company previously announced, following the delisting of its common stock from the Nasdaq Capital Market, Deerfield exercised its right to require the Company to redeem such warrants, but agreed to accept such payment in the Company’s equity securities.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements.  The Company has agreed to file a registration statement covering the resale of the shares issued in the private placement, including the shares issuable upon exercise of the warrants.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior the registration or qualification under the securities laws of such jurisdiction.

About Hana Biosciences, Inc.
Hana Biosciences, Inc. is a biopharmaceutical company dedicated to developing and commercializing new, differentiated cancer therapies designed to improve and enable current standards of care. The company’s lead product candidate, Marqibo®, potentially treats acute lymphoblastic leukemia and lymphomas. The Company has additional pipeline opportunities some of which, like Marqibo, improve delivery and enhance the therapeutic benefits of well characterized, proven chemotherapies and enable high potency dosing without increased toxicity. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include without limitation, statements regarding the timing of the closing of the private placement, as well as the timing, progress and anticipated results of the clinical development, regulatory processes, potential clinical trial initiations, potential IND and NDA filings and commercialization efforts of Hana's product candidates; and statements regarding the expected benefits Marqibo may have for patients with relapsed ALL compared to existing therapies. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Hana's development efforts relating to its other product candidates will be successful, that Hana will be able to obtain regulatory approval of any of its product candidates, and that the results of clinical trials will support Hana's claims or beliefs concerning the effectiveness of its product candidates. Additional risks that may affect such forward-looking statements include Hana's need to raise additional capital to fund its product development programs to completion, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission. Hana assumes no obligation to update these statements, except as required by law.

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SOURCE: Hana Biosciences, Inc.

CONTACT:
Hana Biosciences
Investor & Media Contacts:
 (650) 588-6641
investor.relations@hanabiosciences.com

or

Rebecca Birbach (Investors)
Burns McClellan
(212) 213-0006
rbirbach@burnsmc.com